Exhibit 23.1
Consent Of Independent Registered Public Accounting Firm
For Annual Financial Statements

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS

PCAOB REGISTERED
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10/A to Form 10-SB, Amendment No. 1 of Labwire, Inc., of our report dated December 12, 2008 on our audit of the financial statements of Labwire, Inc. as of December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2007 and December 31, 2006, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
December 16, 2008